Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 of C&J Energy Services, Inc. of our report dated February 15, 2011 with respect to the consolidated financial statements of C&J Energy Services, Inc. and Subsidiary as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, which appears in the Form S-1 of C&J Energy Services, Inc. originally filed March 30, 2011.
/s/ UHY LLP
Houston, Texas
July 28, 2011